Exhibit 99.1

Dime Community Bancshares, Inc. Announces the Retirement
of Chief Executive Officer Vincent F. Palagiano

Dime’s longest serving chief executive to remain Chairman of the Board

Brooklyn, NY – June 29, 2016 - Dime Community Bancshares, Inc. (the “Company”) (NASDAQ: DCOM), the parent company of The Dime Savings Bank of Williamsburgh (the “bank” or “Dime”), announced today that its long-tenured Chairman and Chief Executive Officer, Vincent F. Palagiano, has decided to retire as an officer effective December 31, 2016. Mr. Palagiano will remain as Chairman of the boards of both the Company and bank. Kenneth J. Mahon, currently President and Chief Operating Officer of both the Company and bank, will assume the roles of Chief Executive Officer and President of both entities as of January 1, 2017.

Mr. Palagiano has served as Chief Executive Officer and Chairman of the Board of the bank since 1989 and of the Company since its formation in 1995, President of the bank from 1986 to 1997, and of the Company from 1995 to 1997, a director of the Company since its inception in 1995, and a director of the bank since 1978. He joined the bank in 1970, rising from loan appraiser, to Chief Lending Officer, and later to Chairman and Chief Executive Officer.

Given Mr. Palagiano’s extensive New York City multi-family real estate knowledge and his successful stewardship at the bank, the Board has requested, and Mr. Palagiano has agreed, to provide consulting and other services to the Company and bank for a period of 3 years.

“Vinny’s extraordinary leadership has guided Dime for nearly three decades to its position as one of the top multi-family lenders in New York City,” said Lead Director George L. Clark, Jr. on behalf of the Company’s and bank’s Boards of Directors. “Vinny is the longest serving chief executive of the bank, surpassing the 27-year tenure of C.C. Mollenhauer (1925 – 1952). Vinny presided over the conversion of the bank from mutual to public ownership in 1996, and saw the bank expand from $450 million to $5.5 billion in total assets.” Under Mr. Palagiano, Dime has been among the largest (by origination volume) and more highly-regarded New York City multi-family lenders, for many years.

Mr. Palagiano stated, "Looking back over my 46-year career at Dime, I’m proud of how far we have come and excited about how far we will go. Most satisfying has been our ability to work with local brokers and landlords to provide funding, which in turn provides apartments at affordable rents. As Chairman of the Board, I am excited about Dime’s outlook for the future.”

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company (NASDAQ: DCOM) had $5.52 billion in consolidated assets as of March 31, 2016, and is the parent company of the bank. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

Contact: Anthony Rose, Executive Vice President and Chief Administrative Officer. 718-782-6200 extension 8260